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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): April 17, 2001


                       PAYSTAR COMMUNICATIONS CORPORATION
               (Exact Name of Registrant as Specified in Charter)


           NEVADA                      000-32197               86-0885565
(State or Other Jurisdiction          (Commission            (IRS Employer
of Incorporation)                     File Number)          Identification No.)


1110 WEST KETTLEMAN LANE, SUITE 48, LODI, CA                       95240
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:  (209) 339-0484

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ITEM 2.  ACQUISITION OF ASSETS

         Effective March 1, 2001, we entered into a stock-for-stock exchange agreement with SHS Communications, Inc. and Position Industries, Inc., two closely held California corporations, and the shareholders of these entities. The outstanding stock of SHS was owned by three individuals: Percy Yang, who owned 1,250, or 25%, of the outstanding shares; Katherine McKeague, who owned 1,250, or 25%, of the outstanding shares; and Mark Wagner, who owned 2,500, or 50% of the outstanding shares. Position Industries was owned by two individuals: Keith McKeague, who owned 9,000, or 90%, of the outstanding shares and Finn Kalani Kirsh, who owned 1,000, or 10%, of the outstanding shares. Katherine McKeague and Keith McKeague are husband and wife. As a condition of the agreement we also agreed to pay, on or before May 15, 2001, the following outstanding obligations of SHS: an outstanding loan in the approximate amount of $55,773 at December 31, 2000, to Percy Yang, a shareholder of SHS; an outstanding loan in the approximate amount of $55,773 at December 31, 2000, to Katherine McKeague, a shareholder of SHS; and an SHS credit card debt in the approximate amount of $58,000, but not to exceed $60,000.

         The agreement provided that on the closing date the shareholders of the closely-held companies would exchange all of their shares for 1,000,010 shares of our company, such that the closely-held companies would become wholly owned subsidiaries. The principle followed in determining the amount of such consideration was the estimated value of the operations of the companies. The closing of the reorganization agreement was completed on April 17, 2001, to be effective as of March 30, 2001. As a result of the closing, we issued the following shares to the named individuals in exchange for all outstanding shares of SHS and Position Industries:


          Name                               Number of PayStar Shares Issued
          Percy Yang                                    250,000
          Katherine McKeague                            250,000
          Mark Wagner                                   500,000
          Keith McKeague                                      9
          Finn Kalani Kirsh                                   1

         Prior to closing SHS was engaged in business as a full service telecommunications provider in the switch marketplace and Position Industries was engaged in the business of installing, programming and maintaining equipment for the long distance market. SHS sells Lucent programmable telecommunications switches and maintains a proprietary software operating system called Applications Development Software (ADS) for the Lucent system. Chosen as a "Lucent Premier Partner", SHS has dozens of carrier customers worldwide running its ADS software on Lucent hardware. SHS operates a Network Operations Center (NOC) in California to perform remote maintenance and software upgrades for its domestic and worldwide clients. SHS also offers wholesale long distance to specific international locations as a "carrier's carrier". We intend to continue to use these assets for the same purposes in the future.

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         Pursuant to the terms of the agreement we also entered into employment agreements with Mark Wagner and Keith McKeague effective March 1, 2001. Mr. Wagner became our president effective on March 1, 2001. The employment agreement with Mr. McKeague provides that he will be the president and chief operating officer of SHS and Position Industries. He is entitled to a signing bonus of $100,000 payable within 60 days of closing of the agreement and receives a base salary of $180,000 per year. He also receives a car allowance of $500 per month. Beginning second quarter of 2001, he also is entitled to a 10% override bonus, capped at $180,000, based on the gross margin of SHS, calculated quarterly. He also has received two-year options to purchase 200,000 shares of PayStar at $1.00 per share, vesting at the rate of 25,000 shares per quarter. His employment agreement also provides that PayStar will indemnify him and hold him harmless to the maximum extent permitted by law from any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance of his duties and against any previous liability related to PayStar's operations prior to March 1, 2001. The term of the employment agreement with Mr. McKeague is two years.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS

         (a) The financial statements required by this item are not included in this report, but will be filed in an amendment to this report not later than 60 days after the date of this initial report.

         (b) The pro forma financial information required by this item is not included in this report, but will be filed in an amendment to this report not later than 60 days after the date of this initial report.

         (c) The following exhibits are furnished with this report in accordance with the provisions of Item 601 of Regulation S-B:


Exhibit No.  Description of Exhibit                                     Location
  2.5        Stock-For-Stock Exchange Agreement dated March 1, 2001,
             with SHS Communications, Inc. and Position Industries, Inc.    (1)

         (1) This exhibit is incorporated herein by this reference. The exhibit was filed with the Securities and Exchange Commission on April 2, 2001, as an exhibit with the annual report on Form 10-KSB for the year ended December 31, 2000 (SEC File No. 000-32197).


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            PayStar Communications Corporation


Date: May 2, 2001           By /s/ William D. Yotty
                               -----------------------------------------------
                               William D. Yotty, Chief Executive Officer


Date: May 2, 2001           By /s/ Harry T. Martin
                               -----------------------------------------------
                               Harry T. Martin, Chief Financial Officer
                               and Principal Accounting Officer